Exhibit 99.1

M-tron Industries, Inc. Reports Second Quarter 2023 Results and Announces Participation in the Sidoti August 2023 Virtual Investor Conference

ORLANDO, Florida (May 16, 2023)—M-tron Industries, Inc. (NYSE American: MPTI) (“Company” or “MtronPTI”) announced its financial results for the three and six months ended June 30, 2023 and its participation in the Sidoti August 2023 Virtual Investor Conference.

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Revenue of $10.1 million for the three months ended June 30, 2023, was an increase of 43.5% compared to $7.1 million for the comparable prior year period. For the six months ended June 30, 2022, revenue was $19.5 million, a 32.2% increase over the $14.8 million reported for the comparable prior year period.

●	Gross margin of 41.6% for the three months ended June 30, 2023, compared to 37.5% for the comparable period in the prior year.
●	Gross margins for the six months ended June 30, 2023 were 38.0% compared to 37.4% for the comparable prior year period.
●	Basic and diluted net income of $0.47 per share compared to $0.18 for the prior year quarter, and $0.68 per share for the six months compared to $0.41 per share for the comparable prior year period.
●	Backlog of $51.6 million at June 30, 2023, an increase of $8.4 million or 19.3% compared to $43.2 million at June 30, 2022.
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Adjusted EBITDA, a non-GAAP measure, was $1.9 million for the three months ended March 31, 2023 versus $0.8 million for the comparable prior year period. For the six months, Adjusted EBITDA was $3.0 million compared to $2.0 million for the comparable prior year period.

Michael Ferrantino, MtronPTI’s Chief Executive Officer, stated, “We are pleased with the performance of MtronPTI during the second quarter, with record backlog levels being attained once again along with strong revenues and increased profitability. We maintain our commitment to profitable growth and trust that we will be able to support our customers increasing demands.”

Results from Operations

Revenue for the three months ended June 30, 2023 increased $3.0 million, or 43.5%, to $10.1 million from $7.1 million for the three months ended June 30, 2022. Revenue for the six months ended June 30, 2023 increased $4.7 million, or 32.2%, to $19.5 million from $14.8 million for the six months ended June 30, 2022. The revenue increase reflects strong defense product shipments. Gross margin was 41.6% for the three months ended June 30, 2023, compared to 37.5% for the comparable period in the prior year, as a result of a favorable product mix. Gross margins for the six months ended June 30, 2023 were 38.0% compared to 37.4% for the comparable prior year period benefiting from favorable product mix and the increase in business volume.

Backlog was $51.6 million at June 30, 2023 compared to $46.2 million at the beginning of the year and $43.2 million at the end of the second quarter of 2022. Backlog has increased in 2023 due to an increase in defense product orders. Supply chain constraints within our industry continue to push our customers to order in advance to secure product deliveries for their production requirements.

The Company reported operating income of $2,326,000 for the six months ended June 30, 2023 compared to operating income of $1,417,000 for the six months ended June 30, 2022. The increase reflects higher revenue and higher margins impacted by favorable product mix, as described above. Engineering, selling and administrative costs increased $982,000 primarily as a result of $851,000 of administrative cost increases, which included incremental public company costs of $536,000, increased salaries and employee benefits of $156,000, increased audit and tax costs of $111,000, and other miscellaneous cost increases of $49,000. The incremental public company costs of $536,000 represent the incremental direct costs of being a public company, with no comparable amounts within the prior year when results were presented on a standalone basis.

Net income was $1,830,000 for the six months ended June 30, 2023 compared to $1,105,000 for the six months ended June 30, 2022. The increase for the six months ended June 30, 2023 was primarily from the previously discussed items. Basic net income per share for the six months ended March 31, 2023 and 2022 was $0.68 and $0.41, respectively. Diluted net income per share for the three months ended June 30, 2023 and 2022 was $0.47 and $0.18, respectively.

Adjusted EBITDA was $1,931,000 for the three months ended June 30, 2023 versus $841,000 for the three months ended June 30, 2022 which was reported on a standalone basis. Adjusted EBITDA was $2,959,000 for the six months ended June 30, 2023 versus $2,018,000 for the six months ended June 30, 2022. Note that adjusted EBITDA on a standalone basis for the three and six months ended June 30, 2022 does not include the potential impact from the additional costs of being a publicly traded company.

Sidoti August 2023 Virtual Investor Conference and Webcast

MtronPTI's CEO, Michael Ferrantino, President, Bill Drafts, and CFO, James Tivy will present and host one-on-one meetings with investors at the Sidoti August 2023 Virtual Investor Conference, taking place August 16 - 17, 2023.

The presentation will begin at 9:15 am Eastern Time (U.S. and Canada) on Thursday, August 17, 2023 and can be accessed live at the webinar link here:  https://sidoti.zoom.us/webinar/register/WN_lTxzti2-Q5mylcYDRrdMdg

MtronPTI will also host virtual one-on-ones with investors on Thursday, August 17, 2023. To register for the presentation or one-on-ones, please visit www.sidoti.com/events. Registration is free and you don't need to be a Sidoti client.

An archive of the call will be available after the call on the Events and Presentations page on the Investor Relations section of MtronPTI’s website at https://ir.mtronpti.com/events-and-presentations/default.aspx, along with MtronPTI’s earnings press release.

M-tron Industries, Inc.

Condensed Consolidated Statements of Operations

(Unaudited)

(Amounts in Thousands, Except Share and Per Share Amounts)

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2023	2022	2023	2022
REVENUES	$10,140	$7,064	$19,507	$14,755
Costs and expenses:
Manufacturing cost of sales	5,921	4,412	12,092	9,231
Engineering, selling and administrative	2,654	2,049	5,089	4,107
OPERATING INCOME	1,565	603	2,326	1,417
Total other income (expense), net	17	(11)	(25)	(31)
INCOME BEFORE INCOME TAXES	1,582	592	2,301	1,386
Income tax provision (benefit)	305	106	471	281
NET INCOME	$1,277	$486	$1,830	$1,105

Number of basic shares	2,697,696	2,676,469	2,688,065	2,676,469
net income per basic share	$0.47	$0.18	$0.68	$0.41

Number of diluted shares	2,711,266	2,676,469	2,709,578	2,676,469
net income per diluted share	$0.47	$0.18	$0.68	$0.41

M-tron Industries, Inc.

Condensed Consolidated Balance Sheets

(Unaudited)

(Amounts in Thousands)

	June 30, 2023	December 31, 2022
ASSETS
Cash and cash equivalents	$1,321	$926
Accounts receivable, net	5,745	5,197
Inventories, net	8,713	7,518
Prepaid expenses and other current assets	327	673
Total Current Assets	16,106	14,314
Property, plant, and equipment, net	3,564	3,647
Right-of-use lease asset	110	147
Intangible assets, net	71	98
Deferred income taxes, net	1,031	1,051
Other assets, net	13	16
Total Assets	$20,895	$19,273
LIABILITIES AND STOCKHOLDERS' EQUITY
Total Current Liabilities	4,772	4,856
Long-Term Liabilities	42	76
Total Liabilities	4,814	4,932
Total Stockholders' Equity	16,081	14,341
Total Liabilities and Stockholders' Equity	$20,895	$19,273

Reconciliations of GAAP to Non-GAAP Measures

To supplement our consolidated financial statements presented on a GAAP (generally accepted accounting principles) basis, the Company uses certain non-GAAP measures, including Adjusted EBITDA, which we define as net income before income taxes adjusted to exclude depreciation and amortization expense, interest income and expense, stock-based compensation expense, and other items we believe are discrete events which have a significant impact on comparable GAAP measures and could distort an evaluation of our normal operating performance. These adjustments to our GAAP results are made with the intent of providing both management and investors with a more complete understanding of the underlying operational results and trends and our marketplace performance. The presentation of this additional information is not meant to be considered in isolation or as a substitute for net earnings or diluted earnings per share prepared in accordance with GAAP.

Reconciliation of GAAP Income Before Income Taxes to Non-GAAP Adjusted EBITDA:

	Three Months Ended		Six Months Ended
	June 30,		June 30,
(Amounts in thousands, except share amounts)	2023	2022	2023	2022
Income before income taxes	$1,582	$592	$2,301	$1,386
Interest expense	5	2	7	5
Depreciation and amortization	204	179	412	340
Non-cash stock compensation	140	68	211	287
Excess Spin-off costs	—	—	28	—
Adjusted EBITDA	$1,931	$841	$2,959	$2,018
Basic per share information:
Weighted average shares outstanding	2,697,696	2,676,469	2,688,065	2,676,469
Adjusted EBITDA per share	$0.72	$0.31	$1.10	$0.75
Diluted per share information:
Weighted average shares outstanding	2,711,266	2,676,469	2,709,578	2,676,469
Adjusted EBITDA per share	$0.71	$0.31	$1.09	$0.75

About Sidoti & Company:

For over two decades, Sidoti & Company (http://www.sidoti.com) has been a premier provider of independent securities research focused specifically on small and microcap companies and the institutions that invest in their securities, with most of its coverage in the $100 million-$5 billion market cap range. The firm’s approach affords companies and institutional clients a combination of high-quality research, a small- and microcap-focused nationwide sales effort, broad access to corporate management teams, and extensive trading support. Sidoti serves 500+ institutional clients in North America.

About MtronPTI:

M-tron Industries, Inc. trades publicly on the NYSE American under the symbol MPTI. Originally founded in 1965, MtronPTI designs, manufactures and markets highly engineered, high reliability frequency and spectrum control products and solutions. As an engineering-centric company, MtronPTI provides close support to its customers throughout our products’ entire life cycle, including product design, prototyping, production and subsequent product upgrades. MtronPTI has design and manufacturing facilities in Orlando, Florida and Yankton, South Dakota, a sales office in Hong Kong, and a manufacturing facility in Noida, India.

Forward Looking Statements

This press release includes forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, such as those pertaining to the uncertain financial impact of COVID-19 and the Company’s financial condition, results of operations, business strategy and financial needs. All statements other than statements of current or historical fact contained in this press release are forward-looking statements. The words “believe,” “expect,” “anticipate,” “should,” “plan,” “will,” “may,” “could,” “intend,” “estimate,” “predict,” “potential,” “continue” or the negative of these terms and similar expressions, as they relate to MtronPTI, are intended to identify forward-looking statements.

These forward-looking statements are largely based on current expectations and projections about future events and financial trends that may affect the financial condition, results of operations, business strategy and financial needs of the Company. They can be affected by inaccurate assumptions, including the risks, uncertainties and assumptions described in the filings made by MtronPTI with the Securities and Exchange Commission, including those risks set forth under the heading “Risk Factors” in the Company’s Annual Report on Form 10-K as filed with the SEC on March 30, 2023. In light of these risks, uncertainties and assumptions, the forward-looking statements in this press release may not occur and actual results could differ materially from those anticipated or implied in the forward-looking statements. When you consider these forward-looking statements, you should keep in mind these risk factors and other cautionary statements in this press release.

These forward-looking statements speak only as of the date of this press release. MtronPTI undertakes no obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise, except as required by law. Accordingly, readers are cautioned not to place undue reliance on these forward-looking statements. For these statements, we claim the protection of the safe harbor for forward-looking statements contained in the Private Securities Litigation Reform Act of 1995.

For further information, please contact:

M-tron Industries, Inc.:

Investor Relations:

James Tivy

ir@mtronpti.com